Exhibit 23.1 KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements of Blue Owl Capital Inc. of our report dated February 19, 2026, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Blue Owl Capital Inc., which appears in the annual report on Form 10-K of Blue Owl Capital Inc. for the year ended December 31, 2025.

/s/ KPMG LLP

New York, New York

February 19, 2026